Delisting Determination, The Nasdaq Stock Market, LLC, March 28, 2008, Bell Microproducts, Inc.. The Nasdaq Stock Market, LLC (the Exchange) has determined to remove from listing the common stock of Bell Microproducts, Inc. (the Company), effective at the open of business on April 7, 2008.
Based on a review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange as it failed to comply with Marketplace Rule 4310(c)(14). The Company was notified of the Staffs determination on November 14, 2006. The Staff provided notice of subsequent filing delinquencies to the Company on March 20, 2007, May 14, 2007, August 14, 2007, and November 13, 2007, noting that these deficiencies in complying with Marketplace Rule 4310(c)(14) each served as an additional basis for delisting the Companys securities. The Company requested a review of the Staffs determination before the Listing Qualifications Hearings Panel. Upon review of the information provided by the Company, the Panel exercised its discretionary authority to continue the Companys listing, conditioned upon the Company demonstrating compliance with Marketplace
Rule 4310(c)(14) by May 22, 2007. The Panel notified the Company on February 3, 2007, that failure to regain compliance by May 22, 2007 would result in delisting. On April 9, 2007, the Nasdaq Listing and Hearing Review Council (the Council) called the Panel decision for review and stayed any decision to delist the Companys securities. After considering the written record in this matter, the Council notified the Company on August 23, 2007 that it was exercising its discretionary authority to continue the Companys listing until October 22, 2007, subject to a demonstration of compliance with Rule 4310(c)(14) by that date. On October 17, 2007, the Nasdaq Board of Directors (the Board) called for review the Council decision, and stayed any decision to delist the Companys securities. On November 9, 2007, the Nasdaq Board of Directors exercised its discretionary authority to continue the Companys listing until January 31, 2008. The Company was notified of the Boards decision on November 9, 2007. On January 3, 2008, Staff informed the Company that it was deficient in Marketplace Rules 4350(e) and (g) for failing to solicit proxies and hold an annual meeting within one year of the Companys fiscal year end.
On January 18, 2008, the Nasdaq Board of Directors exercised its discretionary authority to continue the Companys listing until March 17, 2008. Staffs determination to delist the Companys securities became final on March 17, 2008 and the Companys securities were suspended from trading on the Exchange at the open of business on March 19, 2008.